                               AMENDMENT NO. 1 TO
                          SECURITIES PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT (the "Amendment") is entered into as of the 16th day of August, 2001, between and among COOLSAVINGS.COM INC., a Michigan corporation (the "Company"), COOLSAVINGS, INC., a Delaware corporation ("Newco"), LANDMARK COMMUNICATIONS, INC., a Virginia corporation ("LCI") and LANDMARK VENTURES VII, LLC, a Delaware limited liability company ("LV"). (LCI and LV are each a "Landmark Party" and collectively the "Landmark Parties").

     WHEREAS, the parties have entered into a Securities Purchase Agreement dated July 30, 2001 (the "Initial SPA") pursuant to which, subject to certain conditions to closing, the Company has agreed to sell and LV has agreed to purchase certain securities of the Company; and

     WHEREAS, the parties desire to amend the Initial SPA on the terms set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and Ten Dollars ($10.00) cash in hand paid, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   Section 5.7(b) of the Initial SPA is hereby amended to insert the
                                                      -------    ------
following parenthetical after the last word in the first sentence: "(it is hereby acknowledged that the Landmark Parties do not exercise editorial control over their news and editorial staff and therefore the Landmark Parties shall not be deemed in breach of this Section to the extent any statements made by such news and editorial staff in the ordinary course of business could be deemed to constitute "public negative disclosures")".

     2. The first three lines of Section 5.8 of the Initial SPA are hereby amended and restated in their entirety as follows: "From and after the date
-------     --------
hereof through each Closing and for so long as the Landmark Parties, together with all of their Affiliates, thereafter own at least twenty-five percent (25%) of the outstanding Common Stock (calculated on an as-exercised and as-converted basis), the Company shall deliver to the Landmark Parties or any subsequent holder of the Securities:".

     3.   Sections 6.9 and 8.5 of the Initial SPA are hereby amended to delete
                                                             -------    ------
the reference to the Exhibit B Shareholders Agreement attached to the Initial SPA and insert a reference to "Exhibit P-1", which shall refer to the
        ------
Shareholders Agreement attached hereto as Exhibit 1.
                                          ---------

     4.   Section 6.12 of the Initial SPA is hereby amended to insert the
                                                    -------    ------
following after the last sentence of such section:

          "The first sentence of Section 6 of Article III of the Bylaws of the Company or Section 4 of Article III of the Bylaws of Newco, as applicable, shall have been amended and restated in its entirety as follows:

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                    In the case of Section 6, Article III of the Company's
               Bylaws: `Except as otherwise provided in the Corporation's Articles of Incorporation or by statute, vacancies in the Board occurring by reason of death, resignation, removal, increase in the number of directors or otherwise (other than vacancies related to Reserved Series B Seats (as defined in the Articles of Incorporation)) may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum; provided, the foregoing notwithstanding, any vacancy on the Board of Directors caused by the removal of a director by the shareholders of the Corporation shall be filled only by the shareholders.'

                    In the case of Section 4, Article III of Newco's Bylaws:
               `Except as otherwise provided in the Certificate of Incorporation or by statute, any vacancy among the directors occurring by reason of death, resignation, removal, increase in the number of directors or otherwise (other than vacancies related to Reserved Series B Seats (as defined in the Certificate of Incorporation)), may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum; provided, the foregoing notwithstanding, any vacancy on the Board of Directors caused by the removal of a director by the stockholders of the Corporation shall be filled only by the stockholders.'

          The Bylaws of the Company or Newco, as applicable, also shall have been amended to provide that the number of Series B Directors (as defined in the Articles of Incorporation or Restated Charter, as applicable) entitled to serve on any committee (including, without limitation, any Executive, Audit or Compensation Committees) ("Committee") and the board of directors of any subsidiary of the company shall bear the same proportion to the number of members of the whole committee or whole subsidiary board, as applicable, as the Reserved Series B Seats bears to the Designated Number (as defined in the Articles of Incorporation or Restated Charter, as applicable) of the Company's Board."

     5.   Section 6.19 of the Initial SPA is hereby amended to delete the
                                                    -------    ------
references to the "Shareholders Agreement" and insert in their places references
                                               ------
to the "Side Agreement", which is attached hereto as Exhibit 2.
                                                     ---------

     6. Except as modified by the provisions of this Amendment, all of the terms of the Initial Securities Purchase Agreement shall remain in full force and effect.

     7. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
                             SIGNATURE PAGE FOLLOWS]





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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                            COOLSAVINGS.COM INC.


                                            By:      /s/ Matthew Moog
                                               ---------------------------------

                                            Print Name: Matthew Moog
                                                       -------------------------

                                            Title:       Chief Executive Officer
                                                  ------------------------------



                                            COOLSAVINGS, INC.


                                            By:      /s/ Matthew Moog
                                               ---------------------------------

                                            Print Name: Matthew Moog
                                                       -------------------------

                                            Title:       Chief Executive Officer
                                                  ------------------------------



LANDMARK COMMUNICATIONS, INC.


By: /s/ Guy R. Friddell. III
   ----------------------------------------

Print Name: Guy R. Friddell. III
           --------------------------------

Title: Executive Vice President
       ------------------------------------

LANDMARK VENTURES VII, LLC

By: /s/ Richard A. Fraim
   ----------------------------------------

Print Name: Richard A. Fraim
           --------------------------------

Title: Vice President, Secretary, Treasurer
       ------------------------------------